                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                (Amendment No.1)

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) August 8, 2003




                                 NaviSite, Inc.
             (Exact name of registrant as specified in its charter)




           Delaware                                       52-2137343
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                                   000-27597
                             (Commission File Number)

                               400 Minuteman Road
                             Andover, Massachusetts
                                      01810
                    (Address of principal executive offices)
                                   (zip code)


                              (978) 682-8300 Phone
              (Registrant's telephone number, including area code)

On August 22, 2003, NaviSite, Inc. (the "Registrant" or "NaviSite") filed a report on Form 8-K with respect to the acquisition of certain assets and the assumption of certain liabilities of ClearBlue Technologies, Inc., a Delaware corporation ("CLEARBLUE" or "CBT") pursuant to a Stock and Asset Acquisition Agreement, dated as of August 8, 2003. At that time it was impracticable to provide the financial statements and pro forma information required to be filed therewith relative to the acquired assets and assumed liabilities, and the Registrant stated in such Form 8-K that it intended to file the required financial statements and pro forma financial information as soon as practicable, but no later than October 22, 2003. By this amendment to such Form 8-K, the Registrant is amending and restating Item 7 thereof to include the required financial statements and pro forma financial information.

Item 5. Other Events.

Information about ClearBlue

Nature of the Business

      ClearBlue deploys and manages large-scale facilities for the co-location and hosting of mission critical services to support Internet, telecommunications and data markets. ClearBlue offers a comprehensive range of infrastructure solutions and services such as Web hosting, data storage, load balancing and firewalls.

Principal Source of Revenue and Types of Operating Expenses

      ClearBlue's revenue consists of monthly recurring fees from Internet data center services, which include monthly storage, power service, cross-connection and related installation services. See Item 7 of this Report for detailed information about ClearBlue's sources of revenue and operating expenses. Operating expenses consist of:

   o Cost of service, which includes labor and related costs, facilities rental, power, telecommunications and depreciation
   o General and administrative which includes labor and related costs and all other administrative expenses
   o Sales and marketing which includes labor and related costs and commission expense.

Material Fluctuations in Revenue, Expenses and Margins

      ClearBlue's revenue declined from fiscal year ending July 31, 2002 to fiscal year ending July 31, 2003 due to the deteriorating economic conditions experienced by technology and telecom companies, which comprise a large portion of CBT's customer base. Due to the large percentage of fixed cost (compared to total cost), there were no material fluctuations in expenses year-to-year. Because of the forgoing, gross margin was negatively impacted in 2003 as compared to 2002.

Material Contractual Provisions with Customers

      Material provisions of ClearBlue's contracts provide:
   o  Term of 12 to 24 months
   o  Automatic renewal upon expiration of initial term
   o  Non-cancellation--other than for breach
   o  Service level guarantees
   o  Limitation of liability
   o  Monthly recurring fees

Key Metrics

      ClearBlue's key metrics for its co-location business are 1) data center utilization, which measures the actual space generating revenue, within a data center as compared to overall available space, 2) gross margin, which measures the contribution that customers make toward the profitability of the data center and 3) customer churn, which measures lost customer revenue during a period.

Item 7. Financial Statements and Pro Forma Financial Information and Exhibits.

On August 8, 2003, NaviSite completed the acquisition of certain assets and the assumption of certain liabilities of ClearBlue Technologies, Inc. (ClearBlue), pursuant to a Stock and Asset Acquisition Agreement, dated as of August 8, 2003 (the Agreement).

Pursuant to the Agreement, ClearBlue sold to NaviSite all outstanding shares of each of the following wholly-owned subsidiaries of ClearBlue:

      ClearBlue Technologies/Chicago-Wells, Inc.;
      ClearBlue Technologies/Las Vegas, Inc.;
      ClearBlue Technologies/Los Angeles, Inc.;
      ClearBlue Technologies/Milwaukee, Inc.;
      ClearBlue Technologies/Oakbrook, Inc.; and
      ClearBlue Technologies/Vienna, Inc.

In addition, NaviSite assumed the revenue and expense, as of the date of the Agreement, of the following wholly-owned subsidiaries of ClearBlue, ownership of which will automatically be transferred under certain conditions to NaviSite for no additional consideration in February 2004:

      ClearBlue Technologies/Dallas, Inc.;
      ClearBlue Technologies/New York, Inc.;
      ClearBlue Technologies/San Francisco, Inc.; and
      ClearBlue Technologies/Santa Clara, Inc.

The ten ClearBlue subsidiaries referred to above are hereafter referred to as the Carve-Out Businesses of ClearBlue Technologies, Inc. or the Carve-Out Businesses. The four wholly-owned subsidiaries of ClearBlue, ownership of which will automatically be transferred under certain conditions to NaviSite for no additional consideration in February 2004 have been included in the audited historical combined financial statements of the Carve-Out Businesses and the unaudited pro forma condensed consolidated financial statements of NaviSite since NaviSite exercises effective control over these subsidiaries as of August 8, 2003.

On May 16, 2003, NaviSite completed the acquisition of substantially all of the assets relating to the managed infrastructure solutions business, encompassing messaging and collaboration, managed hosting, bundled-in managed security, and integrated and related professional services in the United States and in Europe, of Interliant, Inc., a Delaware corporation, and several of its subsidiaries (the Debtors) in the bankruptcy proceedings of the Debtors under Chapter 11 of the United States Bankruptcy Code pending in the Southern District of New York (White Plains), pursuant to an Asset Purchase Agreement, dated as of May 15, 2003 (the Agreement), by and between its subsidiary, Intrepid Acquisition Corp. (Intrepid) and the Debtors, approved by order of the Bankruptcy Court on May 15, 2003. Pursuant to the Agreement, the aggregate purchase price for the Interliant Assets was approximately $7,204,000 after adjustments, based upon the Debtors' adjusted net worth, comprised of approximately $5,830,000 in cash, $624,000 in the form of a credit of future distributions to be paid on the Interliant Notes, $550,000 in principal amount of a non-interest bearing, 180-day promissory note, secured by the Interliant Debt and approximately $200,000 in acquisition-related costs. On May 16, 2003, our subsidiary closed on the purchase of all of the Interliant assets, other than the Debtors' accounts receivable. On June 6, 2003, our subsidiary closed on the purchase of the accounts receivable. The source of the funds used for the initial closing was our cash on hand combined with the funds provided from and through financing of our accounts receivable with Silicon Valley Bank. Interliant's results of operations and cash flows for the two-and-one-half months ended July 31, 2003 are included in NaviSite's consolidated statement of operations and consolidated statement of cash flows for the year ended July 31, 2003. Intrepid is operated as a wholly-owned subsidiary of NaviSite.

On April 2, 2003, NaviSite acquired all of the outstanding stock of Conxion Corporation and Subsidiaries (Conxion) in exchange for $1.925 million in cash. Conxion's results of operations and cash flows for the four months-ended July 31, 2003 are included in NaviSite's consolidated statement of operations and consolidated statement of cash flows for the year ended July 31, 2003. Conxion is operated as a wholly-owned subsidiary of NaviSite.


On December 31, 2002, NaviSite acquired all of the outstanding stock of ClearBlue Technologies Management, Inc. (CBTM) in exchange for 567,978 shares of NaviSite common stock, representing 4.5% of NaviSite's total outstanding stock, inclusive of the common stock issued as part of the acquisition. The market price of the NaviSite stock at the time of the transaction was $2.25 per share. Immediately prior to its sale to NaviSite, CBTM was a wholly owned subsidiary of ClearBlue, NaviSite's parent company. As ClearBlue had a controlling interest in both companies at the time of the combination, the transaction was accounted for as a combination of entities under common control, similar to a pooling-of-interests, whereby the assets and liabilities of CBTM and NaviSite were combined at their historical amounts as of the date ClearBlue had control of both entities, September 11, 2002. CBTM's results of operations and cash flows for the eleven-months ended July 31, 2003 are included in NaviSite's consolidated statements of operations and consolidated statements of cash flows for the year ended July 31, 2003. CBTM is operated as a wholly-owned subsidiary of NaviSite.

The unaudited pro forma condensed consolidated balance sheet of NaviSite as of July 31, 2003 gives pro forma effect to the acquisition of the Carve-Out Businesses as if it had occurred as of July 31, 2003. The unaudited pro forma condensed consolidated statement of operations of NaviSite for the year ended July 31, 2003 gives pro forma effect to the acquisition of the Carve-Out Businesses, Intrepid, Conxion and CBTM as if they had occurred as of August 1, 2002.

The results of operations of NaviSite for the fiscal year ended July 31, 2003 have been combined with the results of operations of the Carve-Out Businesses for the twelve-months ended July 31, 2003; Intrepid for the nine-and-one-half months ended May 15, 2003; Conxion for the eight-months ended March 31, 2003; and CBTM for the one-month ended August 31, 2002.

The unaudited pro forma financial information is not necessarily indicative of the results of operations or financial position of NaviSite had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial information is based on assumptions that NaviSite believes are reasonable and should be read in conjunction with NaviSite's Form 10-K previously filed.

The following combined financial statements and pro forma consolidated financial information are filed as exhibits to this report:

A. Combined Financial Statements for the Carve-Out Businesses of ClearBlue Technologies, Inc. as of July 31, 2003 and 2002 and for the year ended July 31, 2003 and for the ten-months ended July 31, 2002 (audited). ClearBlue operated each of its co-location sites as wholly-owned subsidiaries. The ten co-location sites, representing the assets acquired and liabilities assumed on August 8, 2003 under that Asset and Stock Purchase Agreement, have been combined for financial reporting purposes in this filing.

B. Pro forma Consolidated Condensed Balance Sheet of NaviSite, Inc. as of July 31, 2003 and Condensed Consolidated Statement of Operations for the year ended July 31, 2003 (unaudited).

C. Exhibits:

     Exhibit No.    Description
     -----------    -----------

        23.1        Consent of KPMG LLP.

        99.1 Combined financial statements for the Carve-out Businesses of ClearBlue Technologies, Inc. as of July 31, 2002 (audited) and July 31, 2003 (audited) (see index to financial statements) and pro forma condensed consolidated balance sheet as of July 31, 2003 and condensed consolidated statement of operations of NaviSite for the year-ended July 31, 2003 (unaudited).

                                   SIGNATURES

       Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 NAVISITE, INC.


       Date: October 22, 2003                 By: /s/ James W. Pluntze
                                                  ------------------------------
                                                  James W. Pluntze
                                                  Chief Financial Officer








                                TABLE OF CONTENTS

                                                                           Page

Independent Auditors' Report                                                  1

Combined Balance Sheets as of July 31, 2003 and July 31, 2002
(audited)                                                                     2

Combined Statements of Operations for the year ended July 31,
2003 and for the ten months-ended July 31, 2002 (audited)                     3

Combined Statements of Stockholder's Equity for the year
ended July 31, 2003 and the ten-months ended July 31, 2002 (audited)          4

Combined Statements of Cash Flows for the year ended July 31,
2003 and the ten-months ended July 31, 2002 (audited)                         5

Notes to Combined Financial Statements                                   6 - 16

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
NaviSite, Inc.


We have audited the accompanying combined balance sheets of the Carve-out Businesses of ClearBlue Technologies, Inc. as of July 31, 2003 and 2002, and the related combined statements of operations, stockholders' equity, and cash flows for the year ended July 31, 2003 and ten months ended July 31, 2002. These combined financial statements are the responsibility of the Carve-out Businesses' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8/K-A of NaviSite, Inc. as described in note 1).

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Carve-out Businesses of ClearBlue Technologies, Inc. as of July 31, 2003 and 2002, and the combined results of its operations and its cash flows for the year ended July 31, 2003 and ten months ended July 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Boston, Massachusetts
October 21, 2003

             CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                            Combined Balance Sheets
                            July 31, 2003 and 2002

                        ASSETS                                      2003              2002
                                                                -----------        ----------
Current assets:
      Cash and cash equivalents                                 $        --       $   539,021
      Accounts receivable, net of allowance for
      doubtful accounts                                           1,688,007           532,980
        of $1,015,077 and $272,304
      Intercompany receivable                                     2,792,111         2,973,333
      Prepaid expenses and other current assets                     103,529           142,059
      Current portion of note receivable                            900,000           900,000
                                                                -----------       -----------
              Total current assets                                5,483,647         5,087,393

Property and equipment, net                                       5,873,452         8,062,010
Restricted cash                                                   2,496,826         2,430,444
Note receivable                                                     675,000         1,575,000
Intangible assets, net                                            2,349,807         5,060,503
Other assets                                                        480,159           857,585
                                                                -----------       -----------
                                                                $17,358,891        23,072,935
                                                                ===========       ===========

         LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
      Accounts payable                                          $   519,596       $ 1,231,560
      Accrued liabilities                                         1,774,828         1,295,495
      Deferred and prepaid revenue                                1,478,945         1,917,296
      Current portion of capital lease obligation                   344,259           764,567
                                                                -----------       -----------
              Total current liabilities                           4,117,628         5,208,918
Deferred revenue                                                    675,000         1,575,000
Long-term portion of capital lease obligation                            --           425,169
Deferred rent                                                     1,519,177           593,817
                                                                -----------       -----------
              Total liabilities                                   6,311,805         7,802,904
                                                                -----------        ----------
Commitments
Stockholder's equity:
      Common stock, at stated value                                  10,000            10,000
      Additional paid-in capital                                 16,654,395        16,654,395
      Accumulated deficit                                        (5,617,309)       (1,394,364)
                                                                -----------       -----------
              Total stockholder's equity                         11,047,086        15,270,031
                                                                -----------       -----------
              Total liabilities and
              stockholder's equity                              $17,358,891       $23,072,935
                                                                ===========       ===========

See accompanying notes to combined financial statements.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                        Combined Statements of Operations
           Year ended July 31, 2003 and ten months ended July 31, 2002

                                                  2003               2002
                                               -----------        -----------

Service revenue                                $15,353,178        $14,498,915

Cost of service revenue                         15,503,083         13,278,078
                                               -----------        -----------
   Gross profit (loss)                            (149,905)         1,220,837

Operating expenses:
 General and administrative                      1,841,034          2,116,928
 Sales and marketing                                52,203            107,501
 Impairment expense                              1,979,261                 --
                                               -----------        -----------
   Total operating expenses                      3,872,498          2,224,429
                                               -----------        -----------
   Operating loss                               (4,022,403)        (1,003,592)

Other income (expense):
 Interest income                                    66,383             56,829
 Interest expense                                 (114,228)          (225,942)
                                               -----------        -----------
   Other expenses, net                             (47,845)          (169,113)
   Loss before income taxes                     (4,070,248)        (1,172,705)

Provision for income taxes                         152,697            221,659
                                               -----------        -----------
   Net loss                                    $(4,222,945)       $(1,394,364)
                                               ===========        ===========


            See accompanying notes to combined financial statements.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                  Combined Statements of Stockholder's Equity
          Year ended July 31, 2003 and ten months ended July 31, 2002

                                            COMMON STOCK           ADDITIONAL                         TOTAL
                                        --------------------         PAID-IN       ACCUMULATED    STOCKHOLDERS'
                                        SHARES       AMOUNT          CAPITAL         DEFICIT         EQUITY
                                        ---------    -------       ----------      -----------    -------------

Balances at September 20, 2001          1,000,000    $10,000      $16,654,395     $        --      $16,664,395

    Net loss                                   --         --               --      (1,394,364)      (1,394,364)
                                        ---------    -------       ----------      ----------       ----------
Balances at July 31, 2002               1,000,000     10,000       16,654,395      (1,394,364)      15,270,031
    Net loss                                   --         --               --      (4,222,945)      (4,222,945)
                                        ---------    -------       ----------      ----------       ----------
Balances at July 31, 2003               1,000,000    $10,000      $16,654,395     $(5,617,309)     $11,047,086
                                        =========    =======       ==========      ==========       ==========

See accompanying notes to combined financial statements.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                       Combined Statements of Cash Flows
          Year ended July 31, 2003 and ten months ended July 31, 2002


                                                                       2003               2002
                                                                   -----------         -----------

Cash flows from operating activities:
 Net loss                                                          $(4,222,945)        $(1,394,364)
 Adjustments to reconcile net loss to net
   cash provided by operating activities:
  Depreciation and amortization                                      2,992,286           3,160,829
  Impairment charge                                                  1,979,261                  --
  Changes in assets and liabilities:
  (Increase) decrease in assets:
  Accounts receivable                                               (1,155,027)           (532,980)
  Prepaid expenses and other current assets                            (69,704)            (33,825)
  Deposits and other receivables                                       900,000          (1,891,675)
Increase (decrease) in liabilities:
  Accounts payable                                                    (711,964)          1,231,559
  Accrued liabilities                                                  964,993             809,835
  Deferred revenue                                                  (1,338,351)          3,492,297
  Deferred rent                                                        925,360             593,817
                                                                   -----------         -----------
   Net cash provided by operating activities                           263,909           5,435,493

Net cash flow from investing activities:
 Purchase of property and equipment                                    (72,293)         (2,192,774)
                                                                   -----------         -----------
   Net cash used in investing activities                               (72,293)         (2,192,774)

Net cash flow from financing activities:
 (Increase) decrease in due from affiliates                            181,222          (2,936,605)
 Increase in restricted cash                                           (66,382)            (56,829)
 Increase in note receivable                                                --            (900,000)
 Principal payments on capital lease obligations                      (845,477)                 --
 Borrowings under capital lease obligations                                 --           1,189,736
                                                                   -----------         -----------
   Net cash used in financing activities                              (730,637)         (2,703,698)
                                                                   -----------         -----------
   Net (decrease) increase in cash and cash equivalents               (539,021)            539,021

Cash and cash equivalents, beginning of period                         539,021                  --
                                                                   -----------         -----------
Cash and cash equivalents, end of period                           $        --             539,021
                                                                   ===========         ===========

            See accompanying notes to combined financial statements.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002


(1) ORGANIZATION AND BASIS OF PRESENTATION

    ClearBlue Technologies, Inc. (ClearBlue) (formerly BJK Investments, Inc.) and its wholly-owned subsidiaries operate as a carrier-neutral collocation company. Operating across the United States of America, ClearBlue deploys and manages large-scale facilities for the collocation and hosting of mission-critical services to support Internet, telecommunications, and data markets. ClearBlue offers a comprehensive range of infrastructure solutions and services such as Web hosting, data storage, load balancing, and firewalls.

    On September 20, 2001, ClearBlue purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of Colo.com in the bankruptcy proceedings of Colo.com under Chapter 11 of the United States Bankruptcy Code.

    The accompanying combined financial statements, which have been prepared as if the Carve-out Businesses had operated as a separate stand-alone entity for the periods presented, except as disclosed in the following paragraph, are designed to generally reflect on a carve-out basis the financial position and results of operations of certain wholly-owned subsidiaries (described below) of the Carve-Out Businesses and have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

    The combined financial statements of the Carve-out Businesses have been prepared in conformity with accounting principles generally accepted in the United States of America, on the basis of ClearBlue's historical cost of the assets and liabilities associated with its carrier-neutral collocation business. On January 1, 2003, ClearBlue entered into an Outsourcing Agreement with NaviSite whereby NaviSite provides certain management services as well as manages the day-to-day operations of ClearBlue's data centers. See note 10. Prior to January 1, 2003, ClearBlue historically operated other wholly-owned subsidiaries and provided certain services to all of its various subsidiaries on a centralized basis. The costs of these services have been allocated among the wholly-owned subsidiaries, based on the Carve-Out Businesses' share of expenses for centralized services. Management believes that the allocation methods used are reasonable; however, such allocated amounts may or may not be indicative of management fees that would have been incurred had the Carve-Out Businesses operated independently of ClearBlue. However, management does not believe it is practicable to determine what the costs of these services would have been had the wholly-owned subsidiaries acquired by ClearBlue operated as an independent entity during the historical periods and either performed such services internally or obtained them from an unaffiliated entity.

    The following affiliated entities (collectively referred to as the Carve-out Businesses), which are owned by ClearBlue, are included in these combined financial statements:

           ClearBlue Technologies/Chicago-Wells, Inc.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

           ClearBlue Technologies/Las Vegas, Inc.
           ClearBlue Technologies/Los Angeles, Inc.
           ClearBlue Technologies/Milwaukee, Inc.
           ClearBlue Technologies/Oakbrook, Inc.
           ClearBlue Technologies/Vienna, Inc.
           ClearBlue Technologies/Dallas, Inc.
           ClearBlue Technologies/New York, Inc.
           ClearBlue Technologies/San Francisco, Inc.
           ClearBlue Technologies/Santa Clara, Inc.

    All significant intercompany accounts and transactions have been eliminated in combination.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) CASH AND CASH EQUIVALENTS AND RESTRICTED CASH EQUIVALENTS

    Cash and cash equivalents consisted of highly liquid investments with maturities at purchase of three months or less. As of July 31, 2003 and 2002, restricted cash equivalents consisted of certificates of deposit at one major financial institution and are recorded at cost, which approximates fair value. Certain cash is restricted pursuant to terms of lease agreements with landlords.

  (b) ACCOUNTS RECEIVABLE

    Bad debts are provided on the allowance method based on historical experience and management evaluation of outstanding accounts receivable.

  (c) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years.

    Property and equipment under capital leases are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Amortization expense is recorded over the life of the related asset or lease term, if shorter. Leasehold improvements are amortized on a straight-line basis over the lesser of the useful lives or the term of the lease.

    Repairs and maintenance are charged to expense as incurred, and costs of significant renewals and improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation or amortization are removed from the accounts; any resulting gain or loss is included in operations.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

  (d) INTANGIBLE ASSETS

    Intangible assets comprise amounts recorded in the business acquisition of Colo.com (see notes 4 and 7). The sum of the amounts assigned to assets acquired and liabilities assumed exceeded the cost of the acquired entity. That excess has been allocated as a pro rata reduction to certain noncurrent and intangible assets on the accompanying combined balance sheets. The intangible assets are being amortized on a straight-line basis over periods ranging from three to ten years.

  (e) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Carve-out Businesses evaluate their long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. If an asset is to be disposed of, it is reported at the lower of the carrying amount or fair value less costs to sell.

  (f) INCOME TAXES

    The Carve-out Businesses' operating results historically have been included in ClearBlue's consolidated U.S. and state income tax returns. The provision for income taxes in the Carve-out Businesses' combined financial statements has been determined using the separate company return method.

    The Carve-out Businesses use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards using enacted tax rates expected to apply to the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

  (g) REVENUE RECOGNITION

    The Carve-out Businesses' revenues consist of monthly fees from Internet data center (IDC) services, which include monthly storage, power service, cross-connection, and related installation services.

    The Carve-out Businesses recognize revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery of the services or goods has occurred; the fee is fixed or determinable; and collectibility is reasonably assured. If collectibility is not considered reasonably assured, revenue is recognized when the fee is collected.

    Advance payments received from customers in connection with IDC services are recorded as deferred revenue. Monthly services are considered to be performed ratably over the term of the arrangement.

  (h) DEFERRED REVENUE

    Deferred revenue results from advance payments by customers, last month's rent based on signed rental contracts, and payment in full for installation fees.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002


    The installation fees are amortized on a straight-line basis over the life of the customer agreement. The advance payments and last month's rent are recognized in the period earned.

    A customer's fee is either fixed or determinable under the terms of the written contract prior to recognizing revenue. Fees for most monthly service and rentals are fixed under the terms of the written contract. The customer's fee is negotiated at the outset of the arrangement and is generally not subject to refund or subject to adjustment during the initial term of the arrangement.

  (i) USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Carve-out Businesses adopted SFAS No. 141 upon issuance and adopted SFAS No. 142 on January 1, 2002. The Carve-out Businesses accounted for its acquisition of Colo.com in September 2001 in accordance with SFAS 141. See note 4. The adoption of

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

    SFAS No. 142 did not affect the Carve-out Businesses' combined financial statements.

    In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of SFAS No. 144 did not materially affect the Carve-out Businesses' combined financial statements.

    In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 did not materially affect the Carve-out Businesses' combined financial statements.

    In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefit and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 did not materially affect the Carve-out Businesses' combined financial statements.

    In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

    obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have a material impact on the Carve-out Business's combined financial position or results of operations.

    In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
    123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002. As no options were issued in the applicable periods, such disclosures have been excluded.

    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic enterprises, such as the Carve-out Businesses, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 15, 2003. The application of this Interpretation is not expected to have a material effect on the Carve-out Business's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that it will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

    In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer's equity shares or variations inversely related to changes in the fair value of the issuer's equity shares. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material impact on the Carve-out Businesses' combined financial position or results of operations.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

(3) CONCENTRATIONS OF CREDIT RISK

    The carrying value of the Carve-out Businesses' financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, and accounts payable, approximates fair value. Financial instruments that potentially subject the Carve-out Businesses to concentrations of credit risk are cash equivalents and major customers. The Carve-out Businesses maintains cash and cash equivalents with one major financial institution. Accounts at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. With respect to major customers, the Carve-out Businesses limits their credit risk by performing ongoing credit evaluations and, when deemed necessary, by requiring letters of credit, guarantees, or collateral. When required, the Carve-out Businesses maintains allowances for credit losses, and to date, such losses have been within management's expectation.

    Customers that individually comprised greater than 10% of service revenue of accounts receivable are summarized in the following table:

                                                                   TEN MONTHS
                                                YEAR ENDED            ENDED
                                              JULY 31, 2003       JULY 31, 2002
                                              -------------       -------------
    Revenues:
       Customer A                               $3,548,263          $3,424,004
       Customer B                                3,214,202           2,964,462
    Accounts receivable:
       Customer A                               $  744,737          $   57,239
       Customer B                                  284,101              58,716


(4) BUSINESS COMBINATION

    PURCHASE TRANSACTION

    On September 20, 2001, ClearBlue purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of 22 operating sites of Colo.com in the bankruptcy proceedings of Colo.com under Chapter 11 of the United States Bankruptcy Code. Colo.com was a carrier-neutral collocation company managing large-scale facilities for the collocation and hosting of mission-critical services to support Internet, telecommunications, and data markets. As a result of the acquisition, ClearBlue Technologies, Inc. has established facilities for the collocation and hosting of mission-critical services to support the Internet, telecommunications, and data markets throughout North America.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

    Total consideration paid, including direct acquisition costs related to the Carve-out Businesses of ClearBlue Technologies, Inc., aggregated $16,627,667. The following table summarizes the fair values of the assets acquired at the date of acquisition:

             Customer relationships                          $ 3,619,169
             Leaseholds and improvements                       5,139,184
             Equipment                                         2,939,218
             Restricted cash and cash equivalents              2,373,615
             Market advantaged leases                          2,392,997
             Security deposits                                   163,484
                                                             -----------
                      Total                                  $16,627,667
                                                             ===========



 (5)  PROPERTY AND EQUIPMENT

    Property and equipment summarized by major category consisted of the following at July 31:

                                                      2003             2002
                                                  -----------       ----------
    Leasehold improvements                        $ 5,246,544      $ 5,123,755
    Data centers and related equipment              4,900,152        5,020,359
    Office and computer equipment                     125,932           22,011
    Furniture and fixtures                             66,033           66,033
                                                  -----------      -----------
                                                   10,338,661       10,232,158
    Less accumulated depreciation                   4,465,209        2,170,148
                                                  -----------      -----------
                                                  $ 5,873,452      $ 8,062,010
                                                  ===========      ===========

    Included in data centers and related equipment is data center equipment acquired under capital leases of $1,403,544 with accumulated depreciation of $1,050,973. Depreciation expense for the year ended July 31, 2003 and ten months ended July 31, 2002 was $2,295,061 and $2,170,148, respectively.



 (6)  NOTE RECEIVABLE

     In April 2002, the Carve-out Businesses entered into an agreement with a customer to amend its existing Master Co-location and Service Agreement in consideration of a note totalling $2,700,000 by the customer to the Carve-out Businesses. The note is payable in quarterly installments of $225,000 over three-years. The Carve-out Businesses have recognized a note receivable and corresponding deferred revenue in the combined financial statements. Deferred revenue is being recognized as revenue on a monthly basis over the modification period.

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.

                     Notes to Combined Financial Statements

                             July 31, 2003 and 2002

(7)   INTANGIBLE ASSETS

      Intangible assets summarized by major category consisted of the following at July 31:

                                      2003          2002
                                  ----------     ----------
Customer relationships            $3,619,169     $3,619,169
Market advantaged leases                  --      2,392,997
                                  ----------     ----------
                                   3,619,169      6,012,166
Less accumulated amortization      1,269,362        951,663
                                  ----------     ----------
                                  $2,349,807     $5,060,503
                                  ==========     ==========

      Customer relationships are amortized over a five-year period. Market advantaged leases are amortized over the life of the lease, ranging from 7-14 years. Amortization expense for the year ended July 31, 2003 and ten-months ended July 31, 2002 was $1,030,392 and $858,659, respectively. As part of the Carve-out Businesses' impairment analysis performed at July 31, 2003, it was determined that the unamortized market advantaged leases of $1,830,975 was fully impaired and the Carve-out Businesses' recorded a charge to current earnings.

(8)   ACCRUED LIABILITIES

      Accrued liabilities consisted of the following at July 31:

                                                            2003            2002
                                                         ----------     ----------
Accrued rent, utilities and other operating expenses     $  238,270     $  371,710
Accrued professional services                               475,332             --
Accrued salaries and payroll taxes                           49,771         38,835
Accrued vacation                                             78,478         22,009
Accrued real estate and property taxes                      263,789        141,227
Due to related party                                        291,402             --
Taxes payable                                               374,394        707,357
Other accruals                                                3,392         14,357
                                                         ----------     ----------
                       Total accrued liabilities         $1,774,828     $1,295,495
                                                         ==========     ==========

(9)   COMMITMENTS

      LEASE COMMITMENTS

      The Carve-out Businesses have various lease and other commitments that expire at various times throughout 2015. Operating leases shown below are primarily for facility costs. As of July 31, 2003 and 2002, the Carve-out Businesses also lease certain data center infrastructure and equipment under capital leases. Obligations under the capital lease have been recorded in the

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

      accompanying financial statements at the present value of future minimum lease payments discounted at an interest rate of 15%. Future commitments are as follows:

                                 TOTAL          1 YEAR         1-3 YEARS       4-5 YEARS       THEREAFTER
                              -----------     -----------     -----------     -----------     -----------
Operating leases              $46,178,662      $5,603,628     $11,207,257     $11,207,257     $18,160,520
Capital lease obligations         361,310         361,310              --              --              --
                              -----------      ----------     -----------     -----------     -----------
                   Total      $46,539,972      $5,964,938     $11,207,257     $11,207,257     $18,160,520
                              ===========      ==========     ===========     ===========     ===========

      The Carve-out Businesses incurred total operating lease expense, primarily related to certain facilities and other real estate expenses, under noncancelable operating leases, of approximately $6,403,000 and $5,354,000 for the year ended July 31, 2003 and for ten months ended July 31, 2002, respectively.

(10)  RELATED PARTY TRANSACTIONS

      On January 1, 2003, the Carve-Out Businesses and NaviSite entered into an Outsourcing Agreement whereby NaviSite provides certain management services as well as manages day-to-day operations of the Carve-Out Businesses' data centers. NaviSite charges the Carve-Out Businesses actual costs incurred plus a 5% mark-up on labor costs only. In fiscal year 2003, NaviSite charged the Carve-Out Businesses approximately $291,402 under this agreement.

(11)  INCOME TAXES

Total federal and state income tax expenses (benefit) consist of the following:

                                7/31/2003                                  7/31/2002
                 ------------------------------------------------------------------------------
                  Current       Deferred        Total        Current      Deferred      Total
                 ------------------------------------------------------------------------------
Federal          $(485,660)      $485,660     $      -      $485,660     $(485,660)    $      -
State              152,697                     152,697       221,659                    221,659
                 ------------------------------------------------------------------------------
                 $(332,963)      $485,660     $152,697      $707,319     %(485,660)    $221,659
                 ==============================================================================

The actual tax expense for July 31, 2003 and 2002 differs from the expected tax expense as follows:

Computed "expected" tax expense (benefit)                  $(1,383,884)    $(398,720)
State taxes, net of federal income tax benefit                 100,780       146,294
Losses not benefitted                                        1,435,801       474,085
                                                           -----------     ---------
Total                                                      $   152,697     $ 221,659
                                                           ===========     =========

The tax effects of temporary differences that give rise to significant portion of the deferred tax assets and liabilities at July 31, 2003 and 2002 are as follows:

                                                              7/31/2003    7/31/2002
                                                              ---------    ---------
Accruals and Reserves                                          639,063       246,330
Depreciation and Amortization                                1,429,968       858,983
Net Operating Loss Carryforwards                               230,226
                                                           -----------    ----------
Total deferred tax assets                                    2,299,257     1,105,313
Valuation Allowance                                         (2,299,257)     (619,653)
                                                           -----------    ----------
Net deferred tax assets                                    $       --     $  485,660
                                                           ===========    ==========

      During the year ended July 31, 2003 and ten months ended July 31, 2002, the valuation allowance increased $1,679,604 and $619,653, respectively.

      The Carve-out Businesses have a net operating loss carryforward for federal tax purposes of approximately $374,838, expiring in 2023. The Carve-out Businesses also has state operating loss carryforwards for approximately $1,650,554 expiring from 2013 to 2018. The utilization of these net operating losses may be limited in future periods pursuant to Internal Revenue Code Section 382 as a result of future ownership changes.

(12) SUBSEQUENT EVENT - NAVISITE'S PURCHASE OF CERTAIN ASSETS AND LIABILITIES OF CLEARBLUE TECHNOLOGIES INC.

      As described in note 1, on August 8, 2003 Navisite acquired certain assets and assumed certain liabilities of ClearBlue. Condensed financial information

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

      related to the Carve-out Businesses acquired by Navisite is set forth in the following tables:

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

Condensed Balance Sheets
July 31, 2003 and 2002

                                                                             July 31, 2003
                                                                             -------------
                                              Combined      Dallas        New York     San Fran       S. Clara     Combined
                                              6 Sites        Site          Site          Site          Site        10 Sites
                                              --------       -----         -----         -----         -----       --------
Assets

       Current assets                        $ 2,841,363  $   775,868   $   459,669   $ 2,321,571   $  (914,824)  $ 5,483,647
       Property, plant & equip., net           3,145,891      602,486       884,189       601,402       639,484     5,873,452
       Intangibles, net                        1,072,723      123,458       459,121       564,509       129,996     2,349,807
       Other non-current assets                1,384,697      216,150       618,683     1,042,436       390,019     3,651,985
                                             -----------  -----------   -----------   -----------   -----------   -----------
       Total Assets                          $ 8,444,674  $ 1,717,962   $ 2,421,662   $ 4,529,918   $   244,675   $17,358,891
                                             ===========  ===========   ===========   ===========   ===========   ===========

Liabilities and Stockholder's Equity
       Current liabilities                     1,940,345      592,797       489,033       844,906       250,547     4,117,628
       Deferred rent                             244,262           --       840,494       175,406       259,015     1,519,177
       Other long-term liabilities               182,250      162,000            --       263,250        67,500       675,000
                                             -----------  -----------   -----------   -----------   -----------   -----------
       Total liabilities                       2,366,857      754,797     1,329,527     1,283,562       577,062     6,311,805
       Stockholder's equity                    6,077,817      963,165     1,092,135     3,246,356      (332,387)   11,047,086
                                             -----------  -----------   -----------   -----------   -----------   -----------
       Total Liab & Stockholder's Equity     $ 8,444,674  $ 1,717,962   $ 2,421,662   $ 4,529,918   $   244,675   $17,358,891
                                             ===========  ===========   ===========   ===========   ===========   ===========


                                                                                 July 31, 2002
                                                                                 -------------
                                               Combined      Dallas        New York     San Fran     S. Clara       Combined
                                               6 Sites        Site          Site          Site         Site         10 Sites
                                               -------        ----          ----          ----         ----         --------
Assets

       Current assets                        $ 2,278,842   $   565,939   $   904,260   $ 1,882,569   $  (544,217)  $ 5,087,393
       Property, plant & equip., net           4,589,041       763,444     1,178,332       708,178       823,015     8,062,010
       Intangibles, net                        1,279,851       630,939    (1,148,841)    2,795,161     1,503,393     5,060,503
       Other assets                            1,974,814       432,150       603,326     1,372,721       480,018     4,863,029
                                             -----------   -----------   -----------   -----------   -----------   -----------
       Total Assets                          $10,122,548   $ 2,392,472   $ 1,537,077   $ 6,758,629   $ 2,262,209   $23,072,935
                                             ===========   ===========   ===========   ===========   ===========   ===========

Liabilities and Stockholder's Equity

       Current liabilities                     2,743,737       615,103       546,547       933,697       369,834     5,208,918
       Deferred rent                             128,320            --       259,319        79,730       126,448       593,817
       Long-term debt                            350,119            --        75,050            --            --       425,169
       Other liabilities                         425,250       378,000                     614,250       157,500     1,575,000
                                             -----------   -----------   -----------   -----------   -----------   -----------
       Total liabilities                       3,647,426       993,103       880,916     1,627,677       653,782     7,802,904
       Stockholder's equity                    6,475,122     1,399,369       656,161     5,130,952     1,608,427    15,270,031
                                             -----------   -----------   -----------   -----------   -----------   -----------
       Total Liab & Stockholder's Equity     $10,122,548   $ 2,392,472   $ 1,537,077   $ 6,758,629   $ 2,262,209   $23,072,935
                                             ===========   ===========   ===========   ===========   ===========   ===========

              CARVE-OUT BUSINESSES OF CLEARBLUE TECHNOLOGIES, INC.
                     Notes to Combined Financial Statements
                             July 31, 2003 and 2002

Condensed Income Statements
For the Years Ended July 31, 2003 and 2002

                                                                             For the year ended July 31, 2003
                                                                             --------------------------------
                                             Combined       Dallas        New York       San Fran       S. Clara       Combined
                                             6 Sites         Site           Site           Site           Site         10 Sites
                                             -------         ----           ----           ----           ----         --------
Revenue                                   $  7,912,222   $  2,065,799   $  1,839,035   $  2,382,545   $  1,153,577   $ 15,353,178
Cost of revenue                              6,944,639      1,924,276      2,695,209      2,263,399      1,675,560     15,503,083
                                          ------------   ------------   ------------   ------------   ------------   ------------
        Gross profit (loss)                    967,583        141,523       (856,174)       119,146       (521,983)      (149,905)
Operating expenses                           1,261,704        577,023     (1,409,503)     2,024,446      1,418,828      3,872,498
                                          ------------   ------------   ------------   ------------   ------------   ------------
        Income (loss) from operations         (294,121)      (435,500)       553,329     (1,905,300)    (1,940,811)    (4,022,403)
Other income (expense)                         (61,131)            --         (7,429)        20,715             --        (47,845)
                                          ------------   ------------   ------------   ------------   ------------   ------------
        Income (loss) before taxes            (355,252)      (435,500)       545,900     (1,884,585)    (1,940,811)    (4,070,248)
        Income taxes                            42,773             --        109,924             --             --        152,697
                                          ------------   ------------   ------------   ------------   ------------   ------------
        Net income (loss)                 $   (398,025)  $   (435,500)  $    435,976   $ (1,884,585)  $ (1,940,811)  $ (4,222,945)
                                          ============   ============   ============   ============   ============   ============


                                                                        For the year ended July 31, 2002
                                                                        --------------------------------
                                             Combined       Dallas         New York         San Fran      S. Clara       Combined
                                             6 Sites         Site            Site            Site           Site         10 Sites
                                             -------         ----            ----            ----           ----         --------
Revenue                                  $  6,643,920    $  1,159,955    $  2,583,128    $  3,299,714   $    812,198   $ 14,498,915
Cost of revenue                             6,360,695       1,420,816       2,109,779       1,907,545      1,479,243     13,278,078
                                         ------------    ------------    ------------    ------------   ------------   ------------
        Gross profit (loss)                   283,225        (260,861)        473,349       1,392,169       (667,045)     1,220,837
Operating expenses                            643,734         148,535         697,490         565,653        169,017      2,224,429
                                         ------------    ------------    ------------    ------------   ------------   ------------
        Income (loss) from operations        (360,509)       (409,396)       (224,141)        826,516       (836,062)    (1,003,592)
Other income (expense)                       (160,115)             --         (26,733)         17,735             --       (169,113)
                                         ------------    ------------    ------------    ------------   ------------   ------------
        Loss before income taxes             (520,624)       (409,396)       (250,874)        844,251       (836,062)    (1,172,705)
        Income taxes                           84,078              --          19,439         118,142             --        221,659
                                         ------------    ------------    ------------    ------------   ------------   ------------
        Net income (loss)                $   (604,702)   $   (409,396)   $   (270,313)   $    726,109   $   (836,062)  $ (1,394,364)
                                         ============    ============    ============    ============   ============   ============